EXHIBIT 10.2

                                               101 East 52nd Street, 6th Floor
                                               New York, NY 10022
                                               Phone: (212) 759-4433
                                               Fax:   (212) 759-5532
    [Logo]
ALVAREZ & MARSAL                               www.alvarezandmarsal.com
--------------------------------------------------------------------------------


April 11, 2005



Thomas F. Helms, Jr.
Chief Executive Officer,
Chairman of the Board,
North Atlantic Trading Company, Inc.
257 Park Avenue South

NY, NY  10010

Dear Mr. Helms:

North Atlantic Trading Company, Inc. ("NATC") and North Atlantic Holding Company, Inc. (collectively, the "Company") and Alvarez & Marsal, LLC ("A&M") entered into a letter agreement dated January 19, 2005 (the "Original Letter Agreement") pursuant to which A&M provided certain services, including assisting the Company in assessing its operations and identifying opportunities for improvement and cost reductions, supplementing its staff with additional personnel having financial expertise and to perform other services described therein. The Company and A&M would like to amend the Original Letter Agreement to modify the position held by A&M personnel currently serving as officers of the Company, among other things. Accordingly, the Company and A&M desire to amend and restate the Original Letter Agreement. Upon execution of this letter by each of the parties below, this letter will amend and restate the Original Letter Agreement.


1.   Description of Services
     -----------------------

     a.   A&M Services.

     In connection with this engagement, A&M shall provide the following services to the Company:

          i. assist the Company in interacting with the Company's lenders and security holders,




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          ii.  assess the capabilities of the Company's finance and accounting operations,

          iii. assist the Company in its budgeting process,

          iv. assist with the preparation of its financial statements and the related audit,

          v. assist with the preparation of the Company's filings required under applicable securities laws,

          vi. make available Douglas P. Rosefsky to serve as President and Chief Executive Officer ("CEO") of the Company ;

          vii. if requested by the Boards of Directors of the Company (individually, a "Board" and collectively, the "Boards"), assist in the hiring and related transition of a successor Chief Executive Officer;

          viii. make available an additional A&M professional (the "Additional Officer") to serve as an assistant to the CEO and as Director-Finance of the Company;

          ix. assist the Company with the development and implementation of cost reduction and performance improvement opportunities; and

          x.   such other services as the Company and A&M may agree to.


     b.   Officer Duties.

          i. In the event the Company requests that Mr. Rosefsky serve as CEO, he shall accept such appointment and shall perform the services typically provided by a president and chief executive officer of a company with the operations, revenues, capital structure and reporting obligations of the Company. The CEO shall direct and manage the Company's effort to refinance the existing revolving credit facility of NATC (the "Existing Revolver").

          ii. The CEO and the Additional Officer shall perform such other services as requested or directed by the Board of Directors of the Company , provided that such services are within the scope of what might be reasonably expected of officers serving in their respective positions. Such services may include acting as officers of one or more of the wholly owned subsidiaries of the Company which have executed this Agreement. Upon such appointment, the terms "Board" and "Boards" shall include the Board of Directors of each such subsidiary (unless otherwise specified) and the term "Company" (including in the indemnity provisions incorporated in this Agreement pursuant to section 8 hereof) shall include each such subsidiary. The CEO shall report to the appropriate Board and the Additional Officer shall report to the CEO.


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     c.   Employment by A&M. The A&M personnel will continue to be employed by
          A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the CEO and the Additional Officer shall operate under the direction of the Board and A&M shall have no liability to the Company for any acts or omissions of such officers.

     e. Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the A&M personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the A&M personnel will be relying on information provided by non-A&M members of the Company's management in the preparation of those projections and other forward-looking statements.


2.   Compensation
     ------------

     a. A&M will be paid by the Company for the services of Mr. Rosefsky a monthly fee of $100,000 and for the services of the Additional Officer a monthly fee of $50,000, in each case prorated for the actual days providing services hereunder. The Company recognizes that in order for A&M to effectively and efficiently fulfill the terms of this engagement, the CEO must be able to staff the project with required personnel as needed. The Company will compensate A&M for the services of such other personnel as the A&M and the Board of NATC mutually agree would be appropriate to assist in this engagement based on the then current hourly billing rate for such other personnel.

     b. The current hourly billing rates for other A&M personnel based on the position held by such A&M personnel in A&M, are:

                      i.  Managing Director     $500 - $675
                      ii. Director              $375 - $475
                      iii.Associate             $275 - $375
                      iv. Analyst               $150 - $300



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     Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

     In the case of compensation under subsections 2(a) and (b) above for services rendered after the date hereof, the amount payable by the Company shall be discounted by 20%.

     c. In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the Personnel incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its outside counsel incurred in connection with the preparation and negotiation of this Agreement. All fees and expenses due to A&M will be billed on a monthly basis or, at A&M's discretion, more frequently.

     d. It is acknowledged that the Company has previously remitted to A&M a retainer in the amount of $150,000 which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

     e.   The Company shall pay A&M the following cash incentive fees:

          i. A&M shall receive a fee upon the closing of the refinancing by the Company of the Existing Revolver. The fee shall be equal to 0.5% of the total commitment amount of the refinancing (including without duplication the amount of any then outstanding letters of credit issued under the Existing Revolver). The amount payable under this subsection 2(e)(i) shall be reduced by a portion of the compensation received and retained by A&M pursuant to subsections 2(a) and (b) from the date hereof to the closing date of the refinancing, the amount of the reduction to be equal to $50,000 per month for such period (prorated for the actual number of days in such period).

          ii. A&M shall receive a fee based on improvement in the Company's performance, as set forth on Exhibit A hereto.


3.   Term
     ----

     The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days' written notice to the other party. In the event of any termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive one or



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     both of the incentive fees described in Section 2(e) above upon the occurrence of the applicable events specified in Section 2(e) if either or both such events occur within six months of the termination. The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under Section
     8. For purposes of this Agreement, "Cause" shall mean if (i) the CEO or the Additional Officer is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CEO or the Additional Officer willfully disobeys a lawful direction of the applicable Board; or (iii) a material breach of any of A&M's or the CEO's or the Additional Officer's material obligations under this Agreement which is not cured within 30 days of the Company's written notice thereof to A&M describing in reasonable detail the nature of the alleged breach. For purposes of this Agreement, termination for "Good Reason" shall mean a resignation by A&M or the CEO caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach.


4.   No Audit, Duty to Update.
     ------------------------

     It is understood that the A&M personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. Nothing contained in this section shall limit any duties of the CEO arising from reporting obligations under the federal securities laws.


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5.   No Third Party Beneficiary.
     --------------------------

     The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M's prior approval (which shall not be unreasonably withheld), except as required by law.


6.   Conflicts.
     ---------

     A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent the interests of any such entities or people in connection with this matter.


7.   Confidentiality / Non-Solicitation.
     ----------------------------------

     The CEO, the Additional Officer and A&M (including all other A&M personnel) shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings (subject to providing prior notice if and to the extent practicable to the Company to afford it the opportunity to seek a protective order) or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Company agrees not to solicit, recruit or hire any employees of A&M effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. Should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to a fee based upon such individual's hourly rates multiplied by an assumed annual billing of 2,000 hours. This fee would be payable at the time of the individual's acceptance of employment from the Company.


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8.   Indemnification.
     ---------------

     The Company shall indemnify the CEO and the Additional Officer to the same extent as the most favorable indemnification it extends to any of its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CEO or the Additional Officer. The CEO and the Additional Officer shall be covered as an officer under the Company's existing director and officer liability insurance policy (a "D&O policy"). The Company shall also maintain any such insurance coverage for the CEO and the Additional Officer for a period of not less than two years following the date of the termination of such officer's services hereunder. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect the CEO's or the Additional Officer's rights hereunder. The indemnity provisions of the Original Letter Agreement and the indemnity provisions attached thereto continue in full force and effect and are incorporated herein and the termination of this agreement or the engagement shall not affect any of the foregoing indemnity provisions, all of shall survive termination.


9.   Miscellaneous.
     -------------

     This Agreement shall (together with the attached indemnity provisions) be:
     (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M each agrees (a) to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M or any of its personnel hereunder; (b) that, to the extent permitted by applicable law, any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; (c) to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and (d) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.


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           If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

                                                   Very truly yours,

                                                   Alvarez & Marsal, LLC


                                                   By:  /s/ Douglas P. Rosefsky
                                                        ------------------------
                                                        Douglas P. Rosefsky
                                                        Managing Director

                                      Each of the following subsidiaries, in
                                      addition to accepting and agreeing to
                                      the terms hereof is also executing to
                                      evidence its agreement to the
                                      Indemnification Agreement executed with
                                      the Original Letter Agreement and
                                      incorporated herein as fully as if it
                                      had executed the Indemnification
                                      Agreement and been an original signatory
                                      thereto:
                                      ------------------------------------------

Accepted and Agreed:
--------------------

North Atlantic Trading Company, Inc.  Fred Stoker & Sons, Inc.
                                      International Flavors and Technology, Inc.
      /s/ Thomas F. Helms, Jr.        North Atlantic Cigarette Company, Inc.
By:  -------------------------------  North Atlantic Operating Company, Inc.
     Thomas F. Helms, Jr.             National Tobacco Finance Corporation
     Chief Executive Officer and      RBJ Sales, Inc.
     Chairman of the Board            Select Tobacco Brands, Inc.
                                      Stoker, Inc.
North Atlantic Holding Company, Inc.

By: /s/ Thomas F. Helms, Jr.          By:  /s/ Thomas F. Helms, Jr.
    --------------------------------       -------------------------------------
    Thomas F. Helms, Jr.                   Thomas F. Helms, Jr.
    Chief Executive Officer and            Chief Executive Officer and Chairman
    Chairman of the Board                  of the Board

                                      National Tobacco Company, L.P.
                                           By: National Tobacco Finance
                                           Corporation,as its general partner

                                      By:  /s/ Thomas F. Helms, Jr.
                                           -------------------------------------
                                           Thomas F. Helms, Jr.
                                           Chief Executive Officer and
                                           Chairman of the Board


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                                    EXHIBIT A
                                    ---------


A&M shall receive a fee based on the improvement in the Company's financial performance, to be paid upon termination of this engagement.

EBITDAR Portion: The first portion of the performance-based fee will be the amount of annualized "EBITDAR Improvement" (as defined below) multiplied by the applicable percentages below. The annual amount of "EBITDAR" (as defined below) against which the improvement will be measured is $25,000,000, based on the assumptions used in the development of the 2005 Business Plan, as submitted to the Board on March 22, 2005 (the "2005 Business Plan").

    -------------------------------------------------------------
    Amount of EBITDAR
    Improvement (Annualized):     Applicable percentage:
    -------------------------------------------------------------
    $0 - $2,999,999                    2.5%
    -------------------------------------------------------------
    $3,000,000 - $5,999,999            5.0%
    -------------------------------------------------------------
    $6,000,000 - $9,999,999            7.5%
    -------------------------------------------------------------
    $10,000,000 and up                 10.0%
    -------------------------------------------------------------


"EBITDAR" shall be defined in the same manner as the term "Consolidated Adjusted Ebitda," is defined in the Existing Revolving Facility on the date hereof and as reported historically plus (without duplication) all non-recurring cash and non-cash restructuring expenses, including the type and amount (to the extent incurred) of expenses described in the Restructuring section of the 2005 Business Plan, and such other non-recurring expenses as are associated with additional restructuring and performance improvement initiatives. "EBITDAR Improvement" shall be defined as the anticipated improvement in EBITDAR on an annual basis which the Board of NATC determines in good faith is likely to be achieved after taking into consideration the performance improvement initiatives which have been implemented during the term of this engagement, a reasonable assessment of the sustainable impact such initiatives will have on EBITDAR on an annual basis going forward, and any changes in the assumptions used in the development of the 2005 Business Plan.

Working Capital Portion: The second portion of the performance-based fee will be in an amount to be determined by the Board in its reasonable judgment for significant and sustainable improvement in working capital investment and management as compared with the 2005 Business Plan. The working capital to be reviewed by the Board in making its determination will be the Accounts Receivable plus Inventory (excluding LIFO reserves) less Accounts Payable less Accrued Expenses (excluding restructuring expense payables and accruals, if any), determined on a basis consistent with the 2005 Business Plan and current financial reporting.